December 16, 2022

Richa Poddar
32 Anderson Street #1
Boston, MA 02114

    RE:    Confidential Separation Agreement and General Release

Dear Richa:

This Confidential Separation Agreement and General Release (the “Agreement”) sets forth and confirms the understanding between you and Agios Pharmaceuticals, Inc. (“Agios” or “Company”) relating to the termination of your employment. Except for the obligations set forth in Section 2, which shall be solely the obligations of Agios Pharmaceuticals, Inc., whenever the terms “Agios Pharmaceuticals, Inc.,” “Agios” or the “Company” are otherwise used in this Agreement, they shall be deemed to include Agios Pharmaceuticals, Inc. and any and all of its former and present owners, parents, divisions, affiliates and subsidiaries and all related entities, and its and their directors, officers, employees, agents, representatives, attorneys, successors and assigns.

The purpose of this Agreement is to establish an amicable arrangement for ending your employment relationship with Company, to permit you to receive severance pay benefits and to release Company from any claims.

1.Employment Status, Final Payments and Benefit Eligibility. Your employment with Agios will terminate on December 31, 2022 (the “Termination Date”); provided, that after your Termination Date, you shall continue to provide such consultation and advisory services, as a consultant and as reasonably requested by the Company, for the period from January 1, 2023 to March 31, 2023 or such later date as you and the Company shall mutually agree in writing (the “Consultation Period”), as detailed in a consulting agreement to be executed by and between you and the Company (the “Consulting Agreement”). The parties acknowledge that your separation from employment is being deemed a termination without “Cause” or for “Good Reason” (each as defined under the Company’s Amended and Restated Severance Benefits Plan, or the “Severance Plan”). Prior to the Termination Date, you will continue to receive the compensation and benefits that you received immediately prior to the date of this Agreement. As of the Termination Date, your salary will cease and any entitlement you have or may have under any Company-provided benefit plan will terminate, except as required by federal or state law, or as otherwise described below including, without limitation, the continued vesting of your equity grants as described in Section 1(j) below. Whether or not you sign this Agreement,
(a)    Final Wages. You will be paid all wages earned but unpaid through the Termination Date.
(b)    Earned 2022 Bonus. You will be paid your annual performance bonus with respect to the 2022 calendar year, the amount of which will be equal to your target bonus for such year, as may be adjusted by the Company’s Board of Directors (“Board”) based on the Board’s assessment of the Company’s achievement of its performance goals for 2022, as the Board shall determine in its sole discretion and in good faith by applying the same criteria and metrics used to determine the bonuses of the active members of the Company’s senior leadership team. Any such bonus shall be paid at the same time bonuses are paid to other executives, after January 1, 2023 and no later than March 15, 2023.

(c)     Group Medical, Dental and Vision. If you are enrolled in company-sponsored medical, vision and/or dental plans, coverage for you and any enrolled dependents will end on the last day of the month in which the Termination Date occurs. Thereafter, consistent with the Federal Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), beginning as of January 1, 2023, you and your dependents may be eligible to continue your group health plan benefits at 102% of Agios’s group rates. You will receive COBRA continuation information from the Company’s COBRA administrator, Harvard Pilgrim Health Care (“HPHC”). If you have questions prior to receiving this information please contact HPHC at 888-333-4742.

(d)    401(k) Retirement. If you participated in the 401(k) plan as an employee of Agios, your contributions in the Company-sponsored 401(k) plan will cease on your Termination Date.  Thereafter, Fidelity will send information about your account options to your address on record.  You may also contact Fidelity at 1-800-835-5095 or visit their website at fidelity.com.

(e)    Basic Life and AD&D. Your Company-paid basic life and accidental death & dismemberment (AD&D) insurance coverage through Prudential will end on your Termination Date. You may be eligible to port or convert your coverage. Life Insurance Conversion and Election of Portability forms will be sent to you under separate cover. You must apply to convert and/or elect to port coverage within 31 days of your Termination Date.

(f)    Short-Term and Long-Term Disability. Your coverage under Agios’s short and long-term disability plans, administered by Prudential, will terminate on your Termination Date, subject to and in accordance with the applicable terms of those benefit plans.

(g)    Health Savings Accounts. If you were participating in the Health Savings Account, your account with HealthEquity will continue but will no longer be affiliated with Agios. Any contributions made by both you and Agios before your departure date will remain in the account. Starting the month after your termination, you will be required to pay a $3.95 account maintenance fee to HealthEquity, which will automatically be drawn from your HSA funds (waived for balances above $2,500).

After your Termination Date, you can continue to spend down your HSA balance, but you can only continue to make HSA contributions if you remain enrolled in a qualifying high deductible health plan (HDHP), as defined by the IRS. Visit HealthEquity’s website at www.healthequity.com. If you have questions, you may call 866-346-5800.

(h)    Flexible Spending Account Program. If you were participating in the Flexible Spending Account program(s) (“FSA”), your contributions to your FSA will cease as of your Termination Date. All claims for eligible expenses incurred through your Termination Date must be submitted to WEX Benefits for reimbursement no later than 90 days from your Termination Date. You may submit eligible 2022 claims by visiting www.wexinc.com/login/benefits-login. If you have questions you may contact 1-866-451-3399. Also, under COBRA you may be eligible to continue the same Health Care FSA coverage in effect prior to your Termination Date, and the use it or lose it rule will continue to apply. Information on FSA continuation will be included in the COBRA information you receive under separate cover.

(i)    Expenses. Agios will reimburse you, upon submission of all proper documentation and in accordance with Agios policy, for all reasonable business-related expenses incurred by you prior to your Termination Date.  We request that you submit these expenses through Concur prior to your Termination Date if possible.  If you are unable to do so and have business expenses that are eligible for reimbursement, please use the expense submission form (included in your exit packet) and send a scanned copy of it with copies of receipts to expenses@agios.com within 30 days of your Termination Date.

(10)Stock Options; RSUs; PSUs. You and the Company agree that, during the Consultation Period, you shall remain a “Participant” or “Eligible Participant” (as applicable) under the terms of the Company’s 2013 Stock Incentive Plan and any stock option, restricted stock unit or performance share units agreements between you and Agios (including, without limitation, the Restricted Stock Unit Agreement dated February 14, 2020, the Restricted Stock Unit Agreement dated February 10, 2021, and the Restricted Stock Unit Agreement dated March 1, 2022 (collectively, the “RSU Agreements”)), and the vesting of any and all such awards shall continue in accordance with the vesting schedule and other terms applicable to such awards. At the end of the Consultation Period, all vesting under any stock option, restricted stock unit or performance share units agreements between you and Agios shall cease, and all stock options, restricted stock units or performance share units that remain unvested will be cancelled as of such date. If you have any vested options, you will be provided under separate cover a summary statement and exercise instructions. You will have 90 days from the end of the Consultation Period to exercise any vested options subject to and in accordance with the terms of the applicable Stock Option Plan. After such 90-day period, any unexercised options will be cancelled.

(k)    Employee Stock Purchase Program (ESPP). If you are currently participating in the ESPP as an employee of Agios, all funds you’ve contributed during the current participation period will be paid back to you as a lump sum in your last pay check. Any stock purchased from the ESPP in previous periods on your behalf is 100% owned by you.

(l)    Company Equipment. On your Termination Date, you must return your laptop and any company-owned equipment (including your parking pass if applicable) in the pre-addressed box provided to you by Agios. Prior to your Termination Date, you will transfer any pertinent business information from your laptop, email or other applications onto a Agios-controlled shared system or location. If your work at Agios involved using the electronic laboratory notebook, you must close, sign and witness all past and pending experiments prior to the departure date. Company may provide alternate instructions for the return of Company equipment.

(m)    Unemployment Benefits.     Enclosed please find information describing how to apply for unemployment benefits in Massachusetts under Massachusetts law.

(n)    Other Vested Benefits. Following the Termination Date, Agios will provide or pay any vested benefits accrued under any other employee benefit plans, programs or arrangements of Agios, which shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements.

2.Consideration.
In accordance with the terms of the Severance Plan (except with respect to subsection (d) below) and in exchange for the release of claims contained in this Agreement, upon our timely receipt of the Agreement and the Affirmation (attached as Exhibit A) signed by you, the expiration of the 7-day revocation period application to each without timely and effective revocation, and your return of all Company property as set forth in Section 3 below (the first day after such conditions have been met will be the “Effective Date”), the following will apply:
(1)Severance Payment. Following the Effective Date, Company will continue to pay your current base salary for twelve (12) months, in accordance with the Company’s regular payroll schedule (such payments, the “Severance Payments”). Company may deduct from the Severance Payments any required withholding taxes, government payments or deductions you authorize in writing. Notwithstanding any language to the contrary, no Severance Payments shall be made until the first regularly scheduled payroll date following the Effective Date (with the first installment including any portion of the base salary accrued between the Termination Date and such payroll period).
(2)2023 Bonus Payment. The Company will pay you a lump sum cash bonus payment (the “Bonus Payment”), equal to one hundred percent (100%) of the target bonus you would have received for the 2023 calendar year had you remained employed by the Company on the date 2023 bonuses are paid to members of the Company’s senior leadership team.

The bonus payment will be paid to you on or around the first payroll period after the Termination Date (estimated to be January 13, 2023). For the avoidance of doubt, the 2023 Bonus Payment is in addition to and separate from the Earned 2022 Bonus amount referenced in Section 1(b).
(3)COBRA Benefits. Should you timely elect and be eligible to continue receiving group medical, dental, and/or vision insurance pursuant to COBRA, the Company will, for a period of twelve (12) months following the last day of the month in which the termination date occurs (the “Coverage Period”), make contributions to the cost of COBRA coverage for you and any applicable dependents; provided that if you commence new employment and are eligible for a new group health plan, the Company’s continued contributions toward COBRA coverage shall end when the new employment begins. Such contributions shall be on the same basis as the Company’s contribution to Company-provided health and dental insurance coverage in effect for an active employee with the same coverage elections, and you shall be responsible for any remaining costs of such COBRA coverage during the Coverage Period. The Company’s contributions to the cost of COBRA coverage (but not your eligibility for COBRA coverage at your own expense) shall cease if paying the contributions is deemed reasonably likely to result in penalties on the Company or other participants in the health and dental plans or in taxation of any health or dental plan participant (other than taxation of you up to the value of the premiums paid). All premium costs following the Coverage Period shall be paid by you on a monthly basis (along with a 2% administration fee) for as long as, and to the extent that, you remain eligible for and elect COBRA continuation coverage.
(4)Executive Transition Support, Executive Coaching or Career-Related Continuing Education. Following the Effective Date of this Agreement, you will be provided with executive transition support, executive coaching or career-related continuing education (collectively, “Transition Support”). You may elect the Transition Support that best serves your interests; however, any such Transition Support must be initiated by March 31, 2023. The Company will pay up to $20,000 of the cost of this Transition Support; costs should be invoiced directly to the Company and which will be paid by the Company (up to $20,000) directly to the service provider.
(5)Additional Terms. You agree (i) to continue to render services to the Company through the Termination Date as reasonably directed by the Company, in a professional, competent, diligent, and timely manner; (ii) to continue to devote your best efforts to the performance of those duties and responsibilities reasonably assigned to you by the Company, if any; (iii) if requested, to transfer any necessary data from your email, OneDrive and laptop onto a shared location or system prior to your Departure Date; and (iv) to comply in all material respects with all of the terms in this Agreement, as well as all Company policies and its Code of Conduct. Furthermore, in the event (a) you terminate your employment for any reason; or (b) the Company terminates your employment for “Cause” (as defined below), in either case, prior to the Termination Date, you agree that you will not be eligible for and will not receive the Severance Payments or other consideration described in this Section 2. For purposes of this Agreement, termination shall be considered for “Cause” if the Company terminates your employment as a result of (a) a finding by the Company, in its reasonable and good-faith discretion, that (i) you have committed an intentional act or acted with gross negligence that has materially injured the business of the Company, or (ii) you have refused or failed to follow lawful written directions of the individual to whom you report, but only after you have been given a reasonable chance to cure such failure; or (iii) you have willfully neglected your duties for the Company, but only after you have been given a reasonable chance to cure such failure; (b) your conviction, or the entry of a pleading of guilty or nolo contendere by you to, any crime involving moral turpitude or any felony; or (c) a material breach of this Agreement and/or your “Confidentiality Agreement,” as defined below. In all cases, termination for “Cause” shall be determined in the sole reasonable and good-faith discretion of Company management.

(6)No Other Benefits. Other than as set forth in this Section, you will not be eligible for, nor shall you have a right to receive, any payments or benefits following the Termination Date.

3.Return of Property & Data Transfer. By signing below, you agree that to the best of your knowledge on or prior to the Termination Date you will have made diligent search for, and returned to Company, all Company property in your possession or control, including but not limited to documents, tapes, notes, computer files, equipment, customer lists and other information or materials (and all copies) which contain confidential information, as well as any laptop, cellular phone, or other equipment provided to you by Company, provided that you may retain copies of your own personnel, payroll and benefits documents.
4.Release. You understand and agree that by signing this Agreement, you are waiving your right to assert any Claim (as defined below) against Agios arising from acts or omissions that occurred on or before the Termination Date or the Effective Date of this Agreement, whichever is later, except to the extent excluded as set forth below. Please note the definition of Agios contained in footnote 1 of this Agreement. You agree that you are making this release of Claims on behalf of yourself, your representatives, agents, estate, heirs, attorneys, insurers, servants, spouse, executors, administrators, successors, and assigns, and any other person, entity, and (to the extent allowed by law) government agency acting on your behalf.
(a)    Your waiver and release is intended to bar any form of legal claim, lawsuit, charge, complaint or any other form of action (jointly referred to as “Claims”) against the Company seeking money or any other form of relief, including but not limited to equitable relief (whether declaratory, injunctive or otherwise), damages or any other form of monetary recovery (including but not limited to back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees and any other costs). You specifically waive and release the Company from any Claims arising from or related to your employment relationship with the Company or the termination of your employment, including without limitation Claims under any statute, ordinance, regulation, executive order, common law, constitution and/or other source of law of any state, country and/or locality (collectively and individually referred to as “Law”), including but not limited to the United States, the Commonwealth of Massachusetts, and/or any other state or locality where you worked for the Company.

(b)    Without limiting the foregoing general waiver and release, except for Claims resulting from the failure of the Company to perform its obligations under this Agreement, you specifically waive and release the Company from any Claims arising from or related to your employment relationship with the Company or the termination thereof, including without limitation:

(1)Claims under any Law concerning discrimination, harassment, retaliation, or other fair employment practices, including, but not limited to, the Massachusetts Anti- Discrimination and Anti-Harassment Law (Mass. Gen. L. ch. 151B), the Massachusetts Sexual Harassment Law (Mass. Gen. L. ch. 214, § 1C), the Massachusetts Equal Pay Act (Mass. Gen. L. ch. 149, § 105A), the Massachusetts Civil Rights Act (Mass. Gen. L. ch. 12, §§ 11H, 11I), the Massachusetts Equal Rights Act (Mass. Gen. L. ch. 93, §§ 102, 103, Title VII of the Civil Rights Act of 1964 (42 U.S.C. § 2000e et seq.), 42 U.S.C. § 1981, and the Americans with Disabilities Act (42 U.S.C. § 12101 et seq.), each as they may have been amended through the date you sign this Agreement.

(2)Claims under any Law relating to wages, hours, whistleblowing, leaves of absence or any other terms and conditions of employment including, but not limited to, the Massachusetts Payment of Wages Law (Mass. Gen. L. ch. 149, §§ 148, 150), Massachusetts General Laws Chapter 149 in its entirety, Massachusetts General Laws Chapter 151 in its entirety (including but not limited to the minimum wage and overtime provisions), and the Family and

Medical Leave Act of 1993 (29 U.S.C. § 2601 et seq.), each as they may have been amended through the date you sign this Agreement. You specifically acknowledge that you are waiving any Claims for unpaid wages under these and other Laws.

(3)Claims under any local, state or federal common law theory including, without limitation, any Claim for breach of contract, implied contract, promissory estoppel, quantum meruit, or any Claim sounding in tort.

(4)Claims arising under the Company’s policies or benefit plans.

(5)Claims arising under any other Law or constitution.

(c)     You specifically and expressly acknowledge that this Agreement is intended to include and extinguish all claims, known and unknown, which exist up to and including the date you sign this Agreement and which arise from or are in any related to your employment with Company or separation from employment and that no possible claim against Agios would materially affect or change your complete and voluntary acceptance of this Agreement, even if such claim were unknown at the time of signing of this Agreement and discovered after that signing.

(d)    You represent and agree that (i) the payments and benefits set forth in this Agreement, together with payments and benefits previously provided to you, are complete payment, settlement, accord and satisfaction with respect to all obligations and liabilities of Agios to you, and with respect to all claims, causes of action and damages that could be asserted by you against the Releasees regarding your employment with, change in employment status with, and/or termination from employment, including, without limitation, all claims for wages, salary, commissions, vacation pay, draws, car allowances, incentive pay, bonuses, business expenses, paid time off, stock and stock options, severance pay, attorneys’ fees, compensatory damages, exemplary damages, or other compensation, benefits, costs or sums; (ii) you have no known workplace injuries or occupational diseases and that you either have been provided or you have not been denied any leave requested under the Family and Medical Leave Act; and (iii) you have not complained of and you are not aware of any fraudulent activity or any act(s) which would form the basis of a claim of fraudulent or illegal activity by Agios.

(e)    Notwithstanding anything to the contrary in this Section 4, this release does not include the release of any rights that cannot by law be released by private agreement, including but not limited to those relating to workers’ compensation and unemployment benefits, which the Company agrees not to contest, or any rights to enforce this Agreement.

(7)In addition, nothing in this Agreement shall waive, release, or discharge: (i) any right to file an administrative charge or complaint with, or testify, assist, or participate in an investigation, hearing, or proceeding conducted by, the Equal Employment Opportunity Commission, the Massachusetts Commission Against Discrimination, or other federal or state administrative or regulatory agencies, although you waive any right to monetary relief related to any filed charge or complaint; (ii) claims that cannot be waived by law, such as claims for unemployment benefit rights and workers' compensation; (iii) indemnification rights you have or may have against the Company; (iv) any right to file an unfair labor practice charge under the National Labor Relations Act; any; (v) any rights to vested benefits, such as pension or retirement benefits, the rights to which are governed by the terms of the applicable plan documents and award agreements; or (vi) any rights to any vested equity or equity that shall continue to vest after the Termination Date consistent with Section 1(j) above. You also acknowledge and agree that, but for providing this waiver and release, you would not be receiving the consideration provided for in this Agreement.

5.Older Workers Benefit Protection Act. Because you are at least forty (40) years of age, you have specific rights under the federal Age Discrimination in Employment Act (“ADEA”) and Older

Workers Benefit Protection Act (“OWBPA”), which prohibit discrimination on the basis of age. The release in Section 4 is intended to release any Claim you may have against Agios alleging discrimination on the basis of age under the ADEA, OWBPA, and other Laws and, by signing this Agreement, you acknowledge and confirm that:
(a)You have read this Agreement in its entirety and understand all of its terms;

(b)By this Agreement, you have been advised in writing to consult with legal counsel prior to signing this Agreement for the purpose of reviewing the terms of this Agreement;

(c)You knowingly, freely, and voluntarily agree to all of the terms and conditions set out in this Agreement including, without limitation, the waiver, release, and covenants contained in it;

(d)You are signing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which you are otherwise entitled;

(e)You have been given at least twenty-one (21) days from the date you are provided this Agreement until December 20, 2022 to consider and accept the terms of this Agreement by signing below and returning it fax, e-mail, or hand delivery to: Ellen LoPresti, Chief People Officer, Agios Pharmaceuticals, Inc., 88 Sidney Street, Cambridge, MA 02139, or Ellen.Lopresti@agios.com;

(f)You were also advised that you may revoke this agreement within seven days after signing it by delivering a signed notice of revocation by fax, e-mail, or hand delivery to Ms. LoPresti, at the address set forth above; and

(g)You understand that this release does not apply to rights or claims that may arise after you sign this Agreement.

(h)In addition, nothing in this Agreement shall waive, release, or discharge: (i) any right to file an administrative charge or complaint with, or testify, assist, or participate in an investigation, hearing, or proceeding conducted by, the Equal Employment Opportunity Commission, the Massachusetts Commission Against Discrimination, or other federal or state administrative or regulatory agencies, although you waive any right to monetary relief related to any filed charge or complaint; (ii) claims that cannot be waived by law, such as claims for unemployment benefit rights and workers' compensation; (iii) indemnification rights you have or may have against the Company; (iv) any right to file an unfair labor practice charge under the National Labor Relations Act; any; and (v) any rights to vested benefits, such as vested equity, pension or retirement benefits, the rights to which are governed by the terms of the applicable plan documents and award agreements. You also acknowledge and agree that, but for providing this waiver and release, you would not be receiving the consideration provided for in this Agreement.

6.Voluntary Assent. You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this Agreement, and that you fully understand the meaning and intent of this Agreement. You acknowledge that you have been afforded a reasonable opportunity to fully discuss and review the terms of this Agreement with an attorney. You further represent that you have carefully read this Agreement, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free will.
7.Future Conduct.
(a)    You agree to keep the terms of this Agreement confidential and not to divulge the contents of this Agreement to any person other than to your immediate family members and attorneys (so long as each such person agrees to be bound by the confidential nature of this Agreement), as required by court order or subpoena, or as necessary to complete tax returns, respond to an audit or receive unemployment benefits.
(b)    You agree that neither you nor anyone acting at your request or on your behalf shall disparage, defame, criticize or comment in any negative manner on the business, employment or personnel practices of Company or any of its subsidiaries or affiliates, or any of its current, former or future officers, directors, shareholders, investors, employees, representatives, agents or attorneys, except that nothing in this Section 7 shall bar you from providing truthful testimony in any legal proceeding or in communicating with any governmental agency, or from making any other truthful disclosure required or authorized by law, including, if required, disclosure of this Agreement.
(c)    You agree to comply with the terms and conditions of the Consulting Agreement.
(c)    You represent that no charges, complaints or actions of any kind have been filed by you or on your behalf against Company with any federal, state or local court or agency.
8.Non-Disclosure of Confidential Information, Non-Competition, Non-Solicitation.
You confirm, affirm, acknowledge and agree that your post-termination obligations under the “Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement” between you and Company that you signed upon your initiation of your employment (“Confidentiality Agreement”), including obligations related to non-disclosure, non-solicitation and non-competition survive the termination of your employment, continue in full force and effect and are unaffected by this Agreement.
9.Default.
You hereby agree that, upon any material breach or default by you in respect of your obligations under this Agreement, including without limitation, your obligations under Sections 3, 4, 7, or 8, Company shall have the following rights and remedies (which shall not be mutually exclusive), in addition to any other rights and remedies which may be available pursuant to other provisions of this Agreement or at law or in equity:
(a)    Company shall not be required to make any additional payment of the severance benefits described under Section 2 of the Agreement; and
(b)     Company shall have the right and option to require you to reimburse Company for the aggregate amount of all severance benefits previously paid to you pursuant to Section 2 of the Agreement, promptly following demand therefor to you.
10.Representations and Governing Law.
(a)    This Agreement is the complete agreement of the parties on or in any way related to the subject matter addressed in the Agreement and your employment and separation from employment, and it supersedes and cancels all other previous agreements or understandings between the parties, including any previous agreement presented to you, except for the Confidentiality Agreement, which shall remain in full force and effect in accordance with its terms. This Agreement specifically incorporates the Confidentiality Agreement and any continuing equity agreements referenced in Section 1(j) herein (including, without limitation, the RSU Agreements), and nothing herein precludes the continued enforcement of such agreements. This Agreement cannot be modified or rescinded except upon the written consent of both you and Company.
(b)     If any provision of this Agreement is held to be unenforceable, such provision shall be considered to be distinct and severable from the other provisions of this Agreement, and such unenforceability shall not affect the validity and enforceability of the remaining provisions. If any provision of this Agreement is held to be unenforceable as written but may be made enforceable by limitation, then such provision shall be enforceable to the maximum extent permitted by applicable law. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.
(c)    You represent and warrant that you have the full power, capacity, and authority to enter into this Agreement and have not assigned, pledged, encumbered or in any manner conveyed all or any portion of the potential claims covered by this Agreement. This Agreement cannot be assigned by you, and it shall be binding upon Company’s successors and assigns.
(d)    The validity, performance and enforceability of this Agreement will be determined and governed by the laws of the Commonwealth of Massachusetts without regard to its conflict of laws principles.
(e)    The existence and execution of this Agreement shall not be considered as an admission of any liability, violation, error or omission by you or Company
(f)    The parties intend that this Agreement will be administered in accordance with Section 409A of the Code (“Code Section 409A”).  To the extent that any provision of this Agreement is ambiguous as to its compliance with Code Section 409A, the provision shall be read in such a manner so that all payments hereunder comply with Code Section 409A.  Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).  The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Code Section 409A and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party. Anything in this Agreement to the contrary notwithstanding, if at the time of your separation from service within the meaning of Code Section 409A, the Company determines that you are a “specified employee” within the meaning of Code Section 409A, then to the extent any payment or benefit that you become entitled to under this Agreement on account of your separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Code Section 409A as a result of the application of Code Section 409A, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after your separation from service, or (B) your death.  If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.  The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Code Section 409Abut do not satisfy an exemption from, or the conditions of, Code Section 409A.
11.Effective Date.
If you agree to the foregoing, kindly sign and return the enclosed copy of this letter to Ellen LoPresti on or before December 20, 2022. You may revoke this Agreement for a period of seven (7) days following its execution, and the Agreement shall not become effective or enforceable until this revocation period has expired.

Sincerely,

Ellen A. LoPresti
Chief People Officer

I REPRESENT THAT I (A) HAVE READ AND FULLY UNDERSTAND THE TERMS AND CONDITIONS OF THIS AGREEMENT; (B) HAVE HAD SUFFICIENT TIME TO CONSIDER THE AGREEMENT; AND (C) AM VOLUNTARILY AND WILLINGLY SIGNING IT.

Agreed and accepted:

/s/ Richa Poddar                    December 16, 2022
Richa Poddar

This paragraph applies if you want to sign this Agreement prior to the full forty-five (45) day consideration period. By initialing below, you acknowledge that you have consulted with an attorney regarding this Agreement or chosen not to consult with an attorney and have considered carefully every provision of this Agreement, and that after having engaged in those actions, prefer to and have requested that you enter into this Agreement prior to the expiration of the forty-five (45) calendar day period set forth above.

/s/RP                            December 16, 2022
Initial

EXHIBIT A

I hereby reaffirm in its entirety the provisions of the Confidential Separation Agreement and General Release (the “Agreement”) previously signed by me including, without limitation, the releases of claims contained in Sections 4 and 5 thereof, which shall apply through the date on which I sign this Affirmation.

Without limiting the scope of the release of claims set forth in the Agreement, I specifically affirm my release of claims under the Age Discrimination and Employment Act and the Older Workers Benefit Protection Act. I understand that because I am 40 years of age or older, I have or might have specific rights and/or claims under the Age Discrimination and Employment Act and the Older Workers Benefit Protection Act. I have consulted with an attorney and, in consideration for the compensation described in Section 2 of the Agreement, I specifically waive such rights and/or claims to the extent that such rights and/or claims arose prior to the date this Affirmation was executed.

I understand that I should not execute this Affirmation prior to the Termination Date. I also understand that I may revoke this agreement within seven days after signing it by delivering a signed notice of revocation by fax, e-mail, or hand delivery to: Ellen LoPresti, Chief People Officer, Agios Pharmaceuticals, Inc., 88 Sidney Street, Cambridge, MA 02139.

/s/Richa Poddar
Richa Poddar

Dated: December 31, 2022